Exhibit 99.1

The Babcock & Wilcox Company Board of Directors

Approves Spin-Off of Power Generation Business

(CHARLOTTE, N.C. – June 8, 2015) – The Babcock & Wilcox Company (or the “Company”) (NYSE:BWC) announced today that its Board of Directors has formally approved the spin-off of the Power Generation business creating a new public company.

The Power Generation business will be named Babcock & Wilcox Enterprises, Inc. (“New B&W”), and operate as Babcock & Wilcox. It will be headquartered in Charlotte, N.C.

The remaining company will change its name to BWX Technologies, Inc. (“BWXT”) on the date of the spin-off and will be headquartered in Lynchburg, Va. In approving this transaction, the Board of Directors believes these two companies will benefit from independent management teams, strategic autonomy, and financial flexibility to create significant long-term shareholder value.

“Since announcing in November 2014 the board’s decision to pursue this spin-off, we have been working to prepare for a successful launch of these two companies,” said E. James Ferland, President and Chief Executive Officer of the Company. “With strong recent performance in both businesses, there is significant momentum for the future growth and success we anticipate from both companies in their separate and important markets.”

Transaction Details

As a result of the spin-off, Company stockholders can expect to receive as a dividend one share of New B&W common stock for every two shares of the Company’s common stock held as of 5:00 p.m. EST on June 18, 2015, the record date. The distribution of New B&W shares is expected to occur on June 30, 2015 and is expected to be tax-free.

BWX Technologies, Inc.

Beginning July 1, 2015, BWXT will trade on the New York Stock Exchange under the ticker symbol “BWXT.”

BWXT is the sole manufacturer of naval nuclear reactors for submarines and aircraft carriers; provides nuclear fuel to the U.S. government; provides technical, management and site services to aid governments in the operation of complex facilities and environmental remediation activities; and supplies precision manufactured components and services for the commercial nuclear power industry.

As previously announced, John A. Fees will serve as Executive Chairman of the BWXT Board of Directors and Peyton S. (Sandy) Baker will serve as Chief Executive Officer. Joining Mr. Fees on the Board of Directors as new directors, effective July 1, 2015, will be Mr. Baker, Mr. Robert

W. Goldman, Mr. Robb A. LeMasters and Mr. Charles W. Pryor, Jr. Ms. Jan A. Bertsch, Admiral Richard W. Mies and Mr. Robert L. Nardelli will continue as directors of BWXT.

“It is an honor to welcome the new members of BWXT’s Board of Directors,” said Mr. Fees. “BWXT will benefit greatly from their expertise and guidance as we continue to grow our government, commercial nuclear and technical services business lines. I look forward to working closely with each of them, along with our continuing directors.”

New B&W

New B&W will also begin trading on the New York Stock Exchange on July 1, 2015, using the ticker symbol “BW” and will continue to use the Babcock & Wilcox name.

New B&W will continue to be a leader in clean energy and environmental technologies for the power and industrial sectors. New B&W also will provide one of the most comprehensive platforms of aftermarket services to a large global installed base of power generation facilities.

The Company’s current Chief Executive Officer, E. James Ferland, will transition to his new role of Chairman and Chief Executive Officer of New B&W, effective July 1, 2015. Joining Mr. Ferland on the New B&W Board of Directors will be Ms. Cynthia S. Dubin and Ms. Anne R. Pramaggiore, in addition to current Company Board members Mr. Thomas A. Christopher, Mr. Brian K. Ferraioli, Mr. Stephen G. Hanks, and Mr. Larry L. Weyers.

“The addition of Ms. Dubin and Ms. Pramaggiore adds energy market expertise for international and U.S. markets,” said Mr. Ferland. “These new directors, combined with the depth of experience of our returning board members, create a dynamic team that will provide invaluable guidance and I look forward to working with them to ensure the success of New B&W.”

Investor Day

An Investor Day is scheduled for June 17, 2015, in New York City for both New B&W and BWXT. The BWXT presentation will begin at 9:30 a.m. EST and the New B&W presentation will begin at 1:00 p.m. EST.

A live webcast from Investor Day will be available here. For a replay of the webcast, please visit B&W’s Investor Relations website.

Additional information about the spin-off can be found here.

About B&W

Headquartered in Charlotte, N.C., The Babcock & Wilcox Company is a leader in clean energy technology and services, primarily for the nuclear, fossil and renewable power markets, as well as a premier advanced technology and mission critical defense contractor. The Company has locations worldwide and employs approximately 11,600 people, in addition to joint venture employees located at projects around the world. Follow us on Twitter @BabcockWilcox and learn more at www.babcock.com.

Cautionary Statement Regarding Forward Looking Statements

The Company cautions that this release contains forward-looking statements relating to the spin-off of the Company’s power generation business and to the Company’s operations following the spin-off. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, the separation and distribution may not be completed as anticipated or at all, and delays or other difficulties in completing the separation or distribution, including the inability to satisfy the conditions for completing the spin-off. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see the Company’s filings with the

Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2014, and New B&W’s registration statement on Form 10, including its preliminary information statement, filed with the Securities and Exchange Commission. The Company cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

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Media Contact:	Investor Contact:
Aimee Mills	Jenny Apker
Media Relations Lead	Vice President, Treasurer and Investor Relations
The Babcock & Wilcox Company	The Babcock & Wilcox Company
980.365.4145 aemills@babcock.com	704.625.4937 investors@babcock.com